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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-42245 pertaining to shares issued in connection with the acquisition of Nexcom Technology, Inc., and Form S-8 (including registration of shares for resale by means of a Form S-3 prospectus) Nos. 333-95282, 333-3438, 333-21635, and 333-50679 pertaining to the 1993 Employee Stock Purchase Plan, the 1995 Director Stock Option Plan, the 1989 Stock Plan and the Nonstatutory Stock Plan of Integrated Silicon Solution, Inc. of our report dated October 23, 1998, with respect to the consolidated financial statements and schedule of Integrated Silicon Solution, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1998.



                                                           /s/ ERNST & YOUNG LLP


San Jose, California
February 16, 1999